Exhibit 10.1

UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: CN 11-26
)
)
META FINANCIAL GROUP, INC.	)	Effective Date: July 15, 2011
)
)
Storm Lake, Iowa	)
OTS Docket No. H2172)
)

ORDER TO CEASE AND DESIST

WHEREAS, Meta Financial Group, Inc., Storm Lake, Iowa, OTS Docket

No. H2172 (Holding Company), by and through its Board of Directors (Board), has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and

WHEREAS, the Holding Company, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. Sec. 1818(b); and

WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Central Region (Regional Director) is authorized to issue Orders to Cease and Desist where a savings and loan holding company has consented to the issuance of an order.

NOW, THEREFORE, IT IS ORDERED that:

Cease and Desist.

1.             The Holding Company and its directors, officers, employees, and agents shall cease and desist from any action (alone or with another or others) for or toward causing, bringing about,

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participating in, counseling or the aiding and abetting in the unsafe or unsound practices resulting in the Holding Company operating with: (a) policies and procedures that are detrimental to the consolidated Holding Company and (b) an inadequate level of capital protection to support the volume and risk characteristics of consolidated business lines and products.

Capital Plan.

2.             By August 31, 2011, the Holding Company shall submit to the Regional Director a written plan for enhancing the consolidated capital of the Holding Company (Capital Plan).  The Capital Plan shall cover the period beginning with July 1, 2011 through December 31, 2013.  At a minimum, the Capital Plan shall include:

(a)           establishment by the Board of a minimum tangible capital ratio of tangible equity capital to total tangible assets commensurate with the Holding Company’s consolidated risk profile;

(b)           specific strategies for increasing and maintaining tangible equity capital of the Holding Company to Board established targets;

(c)           quarterly cash flow projections for the Holding Company on a stand alone basis for the period covered by the Capital Plan that identify both the sources of funds and the expected uses of funds;

(d)           quarterly pro forma consolidated and unconsolidated Holding Company balance sheets and income statements for the period covered by the Capital Plan demonstrating the Holding Company’s ability to attain and maintain the Board established minimum tangible equity capital ratios during the period of the Capital Plan;

(e)           detailed scenarios to stress-test the minimum tangible equity capital targets based

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on continuing operating results, economic conditions and risk profile of the Holding Company’s stand alone assets and liabilities; and

(f)           detailed descriptions of all relevant assumptions and projections and the supporting documentation for all relevant assumptions and projections.

3.             Upon receipt of written notice of non-objection from the Regional Director to the Capital Plan, the Holding Company shall implement and adhere to the Capital Plan.  A copy of the Capital Plan shall be provided to the Regional Director within five (5) days after Board approval.

4.             The Holding Company shall notify the Regional Director regarding any material negative event affecting or that may affect the balance sheet, capital, or the cash flow of the Holding Company within five (5) days after such event.

5.             By December 31, 2011, and each December 31st thereafter, the Capital Plan shall be updated and submitted to the Regional Director pursuant to Paragraph 2 above and shall incorporate the Holding Company’s budget plan and cash flow projections for the next two (2) fiscal years taking into account any revisions to the Holding Company’s cash flow and operating policies.

Capital Plan Variance Reports.

6.             Within sixty (60) days after the end of each quarter, after implementation of the Capital Plan, the Board shall review written quarterly variance reports on the Holding Company’s compliance with its Capital Plan (Variance Reports).  The minutes of the Board meeting shall fully document the Board’s review and discussion.  The Variance Reports shall:

(a)           identify variances in the Holding Company’s actual performance during the preceding quarter as compared to the projections set forth in the Capital Plan;

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(b)           contain an analysis and explanation of identified material1 variances; and

(c)           discuss the specific measures taken or to be taken by the Holding Company to address identified material variances.

7.             A copy of each Variance Report shall be provided to the Regional Director within five (5) days after Board approval.

Dividends and other Capital Distributions.

8.             Effective immediately, the Holding Company shall not declare, make, or pay any cash dividends or other capital distributions or purchase, repurchase or redeem or commit to purchase, repurchase, or redeem any Holding Company equity stock without the prior written non-objection of the Regional Director.  The Holding Company shall submit its written request for non-objection to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed dividend, capital distribution, or stock transaction.

Debt Restrictions.

9.             Effective immediately, the Holding Company shall not, directly or indirectly, incur, issue, renew, rollover, or pay interest or principal on any debt or commit to do so, increase any current lines of credit, or guarantee the debt of any entity, without prior written notice to and written non-objection from the Regional Director.  The Holding Company’s written request for approval shall be submitted to the Regional Director at least thirty (30) days prior to incurring, issuing, renewing, rolling over or paying any interest or principal on any debt, increasing any current lines of credit, or guaranteeing the debt of any entity.  The Holding Company’s written requests for Regional Director non-objection to engage in such debt transactions, at a minimum, shall: (a) describe the purpose of the proposed debt; (b) set forth and analyze the terms of the proposed

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1 A variance shall be considered material under the Order if the Holding Company exceeds or fails to meet target amounts established in the Capital Plan by more than ten percent (10%).

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debt and covenants; (c) analyze the Holding Company’s current cash flow resources available to satisfy such debt repayment; and (d) set forth the anticipated source(s) of repayment of the proposed debt.  For purposes of this Paragraph, the term “debt” includes, but is not limited to, loans, bonds, cumulative preferred stock, hybrid capital instruments such as subordinated debt or trust preferred securities, and guarantees of debt.  For purposes of this Paragraph, the term “debt” does not include liabilities incurred in the ordinary course of business to acquire goods and services and that are normally recorded as accounts payable or accruals under generally accepted accounting principles.

MetaBank Oversight.

10.           Effective immediately, the Holding Company shall ensure MetaBank, Storm Lake, Iowa, OTS Docket No. 05902 (Association) is in compliance with the terms of the Order to Cease and Desist issued by the OTS to the Association effective July 15, 2011.

11.           Within sixty (60) days after the Effective Date, the Board shall submit to the OTS a written plan to strengthen Board oversight of the management and operations of the Association.  The plan shall, at a minimum, address, consider, and include:

(a)	policies and procedures to ensure the Board addresses in a timely and appropriate manner any material non-compliance by the Association with its Order to Cease and Desist; and
(b)	steps to ensure the timely reporting of material information by the Association to the Holding Company regarding the Association’s compliance with its Order to Cease and Desist.

Directorate and Management Changes.

12.           Effective immediately, the Holding Company shall comply with the prior notification

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requirements for changes in directors and Senior Executive Officers2 set forth in 12 C.F.R. Part 563, Subpart H.

Golden Parachute Payments.

13.           Effective immediately, the Holding Company shall not make any golden parachute payment3 unless, with respect to such payment, the Holding Company has complied with the requirements of 12 C.F.R. Part 359.

Employment Contracts and Compensation Arrangements.

14.           Effective immediately, the Holding Company shall not enter into any new contractual arrangement or renew, extend or revise any existing contractual arrangement related to compensation or benefits with any director or Senior Executive Officer of the Holding Company, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction.  The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement, or a detailed, written description of the compensation arrangement to be offered to such Senior Executive Officer or director, including all benefits and perquisites.  The Holding Company shall ensure that any contract, agreement or arrangement submitted to OTS fully complies with the requirements of
12 C.F.R. Part 359, 12 C.F.R. Sec.Sec. 563.39 and 563.161(b), and 12 C.F.R. Part 570-Appendix A.

Effective Date, Incorporation of Stipulation.

15.           This Order is effective on the Effective Date as shown on the first page.  The Stipulation is made a part hereof and is incorporated herein by this reference.

Duration.

16.           This Order shall remain in effect until terminated, modified, or suspended by written

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2 The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.
3 The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).

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notice of such action by the OTS, acting by and through its authorized representatives.

Time Calculations.

17.           Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.

18.           The Regional Director or an OTS authorized representative may extend any of the deadlines set forth in the provisions of this Order upon written request by the Holding Company that includes reasons in support for any such extension.  Any OTS extension shall be made in writing.

Submissions and Notices.

19.           All submissions, including any reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.

20.           Except as otherwise provided herein, all submissions, requests, communications, consents, or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission, or hand delivery by messenger) addressed as follows:

(a)	To the OTS:

Regional Director
Office of Thrift Supervision
One South Wacker Drive, Suite 2000
Chicago, Illinois  60606
Facsimile: (312) 917-5001

(b)	To the Holding Company:

Chairman of the Board
Meta Financial Group, Inc.
121 East Fifth Street
Storm Lake, Iowa  50588
Facsimile: (712) 732-7105

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Transfer Date

20.           Following the Transfer Date, see Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. Law No. 111-203, Sec. 311, 124 Stat. 1520 – 21 (2010), all submissions, requests, communications, consents or other documents relating to this Order shall be directed to the Board of Governors of the Federal Reserve System (Board of Governors), or to the individual, division, or office designated by the Board of Governors.

No Violations Authorized.

21.           Nothing in this Order or the Stipulation shall be construed as allowing the Holding Company, its Board, officers, or employees to violate any law, rule, or regulation.

IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By:	/s/ Daniel T. McKee
Daniel T. McKee
Regional Director, Central Region

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